200 Connell Drive
Berkeley Heights, NJ 07922
Genta Incorporated Announces Fourth Quarter and Year End 2008 Financial
Results and Corporate Highlights
BERKELEY HEIGHTS, NJ — February 13, 2009 — Genta Incorporated (NASDAQ: GNTA) today announced financial results and progress for the quarter and year ended December 31, 2008. The Company noted significant recent milestones, including:
•	AGENDA: Phase 3 biomarker-directed trial nears completion in melanoma

•	Tesetaxel, a leading Phase 2 oral taxane, prepares for pivotal trial in gastric cancer

•	Genasense® intermittent schedule enters trial in melanoma

•	Decision on FDA appeal for Genasense NDA in CLL expected this quarter

•	New oral product for bone loss, G4544, completes initial Phase 1 trial
“Genta has three exceptional, high-value, late-stage products in our portfolio,” noted Dr. Raymond P. Warrell, Jr., Genta’s Chairman and Chief Executive Officer. “We expect the Phase 3 AGENDA trial of Genasense® in patients with advanced melanoma to complete accrual later this quarter. Positive results from AGENDA should support global regulatory applications. We have aggressively pursued the clinical development of tesetaxel, a drug that we believe can be the first oral taxane approved in oncology. Tesetaxel offers a unique and exceptionally attractive market opportunity to reduce side effects for patients and potentially expand the diseases that may respond to this class of compounds. Lastly, we continue to pursue development of G4544, which also offers a potential early-to-market opportunity via a streamlined 505(b)(2) regulatory strategy. Each drug in our portfolio offers significant partnering opportunities that can accelerate their development.”
Highlights and updates of the Genta programs appear below.
Genasense®: Clinical and Regulatory Activity
     Phase 3/Melanoma: Genta will shortly conclude patient accrual into its second Phase 3, randomized, controlled trial of Genasense® in patients with advanced melanoma, known as AGENDA. The study is designed to confirm certain safety and efficacy results from our prior randomized trial of Genasense® combined with dacarbazine (DTIC) in patients who have not previously received chemotherapy. AGENDA employs a biomarker to define those patients who derived maximum clinical benefit during the preceding study. These patients are characterized by low-normal levels of LDH (lactate dehydrogenase), a tumor-derived enzyme that is readily detected in blood. Analysis of those efficacy outcomes in the prior study, which were observed in 274 patients, showed the following results:

			Hazard
Endpoint	Genasense®/DTIC	DTIC	Ratio	P
Overall response	20.8%	7.2%		0.002
Durable response	10.7%	2.4%		0.007
Progression-free survival, median	3.6 mos.	1.6 mos.	0.58	< 0.0001
Overall survival, median	12.3 mos.	9.9 mos.	0.64	0.0009

A scientific article that describes efficacy and safety results from this study can be accessed at: http://www.jco.org/cgi/content/abstract/JCO.2006.06.0483v1. AGENDA has co-primary endpoints of progression-free survival and overall survival. Genta currently expects the final analysis of progression-free survival, and the first interim assessment of overall survival, to be available in the Fall of 2009.
     Phase 3/Chronic Lymphocytic Leukemia (CLL)/NDA Status: Genta has appealed a prior “non-approvable” decision on the Genasense® New Drug Application (NDA) for patients with relapsed/refractory CLL. The appeal is now pending a decision by FDA’s Center for Drug Evaluation and Research (CDER). The pivotal randomized trial achieved its primary endpoint, which was to significantly increase the proportion of patients who achieved complete remission by adding Genasense® to standard chemotherapy compared with patients treated with chemotherapy alone. With 5-years of followup, all patients who achieved a major response (either complete or partial remission) on the Genasense® treatment arm achieved superior survival compared with responders treated with chemotherapy alone. A decision from CDER is expected in the current quarter.
Tesetaxel, the Leading Oral Taxane in Clinical Development
Tesetaxel is a novel, orally absorbed, semi-synthetic taxane that is in the same class of drugs as paclitaxel and docetaxel. However, both prototype agents suffer from serious safety issues, particularly hypersensitivity reactions related to intravenous infusions that are occasionally fatal and that require careful premedication and observation. Other prominent side-effects of this drug class include myelosuppression (low blood counts) and peripheral neuropathy (disabling nerve damage).
With administration as an oral capsule, tesetaxel was developed to maintain the high antitumor activity of the taxane drug class while eliminating infusion reactions, reducing neuropathy, and increasing patient convenience. The oral route also enables development of novel schedules that may expand dosing options when tesetaxel is used alone or in combination with other anticancer drugs. Preclinically, tesetaxel has demonstrated substantially higher activity against cell lines that were resistant to paclitaxel and docetaxel, since acquired resistance is not mediated by the multidrug-resistant p-glycoprotein.
Tesetaxel has demonstrated anticancer activity in several completed Phase 2 clinical trials, including patients with advanced gastric cancer and advanced breast cancer. The drug has not been associated with severe infusion reactions that are linked with other taxanes. Moreover, unlike other oral taxanes, nerve damage has not been a prominent side effect of tesetaxel. Thus, the drug offers substantial opportunities to improve patient convenience, safety, and anticancer activity.

More than 250 patients worldwide have been treated with oral tesetaxel in Phase 1 and Phase 2 clinical trials. Genta is currently running a U.S. clinical trial to examine the pharmacokinetics of tesetaxel over a critical dosing range for pivotal regulatory trials. Data from this trial should be available at the annual meeting of the American Society of Clinical Oncology held in Orland, FL May 29-June 2, 2009.
Tesetaxel received designation as an Orphan Drug by FDA for treatment of patients with advanced gastric cancer and advanced melanoma. Genta has submitted a proposal for a randomized controlled trial of tesetaxel to FDA for Special Protocol Assessment to support an efficacy claim for patients with advanced gastric cancer who have progressed on first-line therapy.
G4544, A New Oral Drug for Skeletal Diseases
G4544 contains the active ingredient in Ganite®, a highly effective intravenous drug that is approved in the U.S. and marketed for treatment of patients with cancer-related hypercalcemia that is resistant to hydration. Low doses of the active ingredient have shown clinical activity in a range of skeletal diseases, such as bone metastasis, Paget’s disease and osteoporosis. Genta has completed an initial Phase 1 study of G4544, a proprietary small molecule formulation of this active ingredient.
The Company has sought and received FDA guidance on the initial development of G4544. Genta believes that a 505(b)(2) regulatory pathway may shorten development time and enable regulatory approval by establishing bioequivalence to Ganite®. The 505(b)(2) approach enables potential approval in the currently approved indication for Ganite (cancer-related hypercalcemia) in parallel with development in other indications.
Financial Information
In June 2008, the Company entered into a convertible note transaction (described below). That transaction required that the Company seek stockholder approval to increase the number of authorized shares of common stock. While such approval was obtained in October 2008, for the period from June 9, 2008 through October 6, 2008, the Company was required to mark-to-market the liabilities for the conversion feature of its notes and a warrant issued as part of the transaction. These liabilities changed with the price of Genta’s common stock, and these fluctuations resulted in net income for the fourth quarter of 2008.
The Company reported net income of $29.6 million, or $0.26 per basic share, and $0.02 per diluted share for the fourth quarter of 2008, compared with a net loss of $1.7 million, or $(0.06) per share, for the fourth quarter of 2007. The calculation of diluted earnings per share includes the assumption that all outstanding instruments potentially convertible into shares of common stock are converted, including the impact of converting $15.5 million of convertible notes into 1.55 billion shares of common stock and the warrant into 40 million shares of common stock. For the year ended December 31, 2008, the Company reported a net loss of $505.8 million, or $(9.10) per share, compared with a net loss of $23.3 million, or $(0.79) per share, for the year ended December 31, 2007. Presently, the Company has approximately 950 million shares outstanding.

Unexpected returns of Ganite® in the fourth quarter of 2008 resulted in no net reported sales during the fourth quarter and $0.4 million for the year compared with sales of $0.3 million and $0.6 million in their respective comparison periods.
Research and development expenses for the fourth quarter and year ended December 31, 2008 were $3.8 million and $20.0 million, respectively, compared with $1.2 million and $13.5 million for their comparison periods. The annual increase in expenses in 2008 is primarily due to the recognition in March 2008 of $2.5 million for license payments on tesetaxel, $1.0 million in accrued milestone payments related to tesetaxel and higher expenses resulting from the AGENDA clinical trial. These increases were partially offset by lower compensation expense, as the Company reduced its workforce to conserve cash in both April 2008 and in May 2008.
Selling, general and administrative expenses for the fourth quarter and year ended December 31, 2008 were $1.9 million and $10.5 million, respectively, compared with $4.0 million and $16.9 million for their comparison periods. The reductions are primarily due to our efforts at lowering administrative expenses, lower office rent and lower compensation expense.
In May 2008, to reduce its ongoing expenses, the Company reduced its office space. The Company’s landlord received a termination payment of $1.3 million, comprised of security deposits, and the Company agreed to a future payment of $2.0 million upon the earlier of July 1, 2009 or Genta’s receipt of at least $5.0 million from a business development transaction. This agreement resulted in an incremental $3.3 million in expenses for the year ended December 31, 2008. In January 2009, we entered into another amendment of our agreement with our landlord whereby the future payment of $2.0 million is now payable on January 1, 2011. The Company will pay 6.0% interest in arrears to our landlord from July 1, 2009 through the new payment date. The first interest payment of approximately $30 thousand will be payable as of October 1, 2009.
In the fourth quarter of 2006, the Company recorded an expense of $5.3 million that provided for the issuance of 2.0 million shares of Genta common stock, for a settlement in principle of class action litigation. This liability was marked to market until the date that the settlement became final, June 27, 2008. The fluctuation in the price of Genta’s common stock resulted in income of $1.6 million in the fourth quarter of 2007, and income of $0.3 million for the year ended December 31, 2008, compared with $4.2 million for the year ended December 31, 2007.
In June 2008, the Company entered into a securities purchase agreement with certain institutional and accredited investors to place up to $40.0 million of senior secured convertible notes. On June 9, 2008, the Company placed $20.0 million of such notes in the initial closing. The notes bear interest at an annual rate of 15% payable at quarterly intervals in stock or cash at the Company’s option, and are convertible into shares of Genta common stock at a conversion rate of 100,000 shares of common stock for every $1,000.00 of principal. The Company incurred a financing fee of $1.2 million, and in addition, issued a warrant to its financial advisor to purchase 40,000,000 shares of common stock at an exercise price of $0.02 per share.
On the date that the convertible notes were issued, there were an insufficient number of authorized shares of common stock in order to permit exercise of all of the issued convertible notes. In accordance with EITF 00-19 “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock” when there are insufficient authorized shares, the conversion obligation for the convertible notes is classified as a liability measured at fair value on the balance sheet. On June 9, 2008, based on a Black-Scholes valuation model that included a closing price of Genta’s common stock of $0.20 per share, a fair value of the conversion feature of $380.0 million was calculated, and that amount that exceeded the proceeds of the $20.0 million initial closing, $360.0 million, was expensed. The Company recorded an initial discount of $20.0 million equal to the face value of the notes.

Similarly, the warrant was treated as a liability, and was recorded at a fair value of $7.6 million based upon the Black-Scholes valuation model and a closing price of Genta’s common stock of $0.20 per share. The $20 million in initial discount on the convertible note, the $7.6 million recorded upon the issuance of the warrant and the $1.2 million financing fee are being amortized over the two-year life of the note, resulting in amortization of deferred financing costs of $6.8 million and $11.2 million, respectively, for the three months and year ended December 31, 2008.
On October 6, 2008, the date on which our stockholders approved an amendment to Genta’s Restated Certificate of Incorporation, as amended, to increase the total number of authorized shares of capital stock available for issuance, we re-measured the conversion feature liability and warrant liability and credited them to Stockholders’ equity, resulting in income of $40.0 million and $0.8 million for the fourth quarter, respectively and total expense for the year ended December 31, 2008 of $460.0 million and $2.0 million for the year, respectively.
Net other expense was $0.6 million and $1.4 million, respectively, for the fourth quarter and year ended December 31, 2008, compared to net other income of $0.1 million and $0.8 million, respectively, for the prior-year comparison periods. This difference was due to accrued interest on the convertible notes and from lower investment income, resulting from lower investment balances.
At December 31, 2008, Genta had cash, cash equivalents and marketable securities totaling $4.9 million compared with $7.8 million at December 31, 2007. During 2008, cash used in operating activities was $25.7 million compared with $31.7 million for the same period in 2007.
Conference Call and Webcast
Genta management will host a conference call and live audio webcast to discuss financial results and corporate activities on February 13, 2009 at 4:30 pm ET. Participants can access the live call by dialing (877) 634-8606 (U.S. and Canada) or (973) 200-3973 (International). The access code for the live call is Genta Incorporated. The call will also be webcast live at http://www.genta.com/investorrelation/events.html. For investors unable to participate in the live call, a replay will be available approximately two hours after the completion of the call, and will be archived for 30 days. Access numbers for this replay are: (800) 642-1687 (U.S. and Canada) and (706) 645-9291 (International); conference ID number is 84733610.
About Genta
Genta Incorporated is a biopharmaceutical company with a diversified product portfolio that is focused on delivering innovative products for the treatment of patients with cancer. Two major programs anchor the Company’s research platform: DNA/RNA-based Medicines and Small Molecules. Genasense® (oblimersen sodium) Injection is the Company’s lead compound from its DNA/RNA Medicines program. Genta is currently recruiting patients to the AGENDA Trial, a global Phase 3 trial of Genasense in patients with advanced melanoma. The leading drug in Genta’s Small Molecule program is Ganite® (gallium nitrate injection), which the Company is exclusively marketing in the U.S. for treatment of symptomatic patients with cancer related hypercalcemia that is resistant to hydration. The Company has developed G4544, an oral formulation of the active ingredient in Ganite®, that has recently entered clinical trials as a potential treatment for diseases associated with accelerated bone loss. The Company is also developing tesetaxel, a novel, orally absorbed, semi-synthetic taxane that is in the same class of drugs as paclitaxel and docetaxel. Ganite and Genasense are available on a “named-patient” basis in countries outside the United States. For more information about Genta, please visit our website at: www.genta.com.

Safe Harbor
This press release may contain forward-looking statements with respect to business conducted by Genta Incorporated. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. Such forward-looking statements include those that express plan, anticipation, intent, contingency, goals, targets, or future developments and/or otherwise are not statements of historical fact. The words “potentially”, “anticipate”, “could”, “calls for”, and similar expressions also identify forward-looking statements. The Company does not undertake to update any forward-looking statements. Factors that could affect actual results include, without limitation, risks associated with:
•	the Company’s ability to obtain necessary regulatory approval for Genasense® from the U.S. Food and Drug Administration (“FDA”);

•	the safety and efficacy of the Company’s products or product candidates;

•	the Company’s assessment of its clinical trials;

•	the commencement and completion of clinical trials;

•	the Company’s ability to develop, manufacture, license and sell its products or product candidates;

•	the Company’s ability to enter into and successfully execute license and collaborative agreements, if any;

•	the adequacy of the Company’s capital resources and cash flow projections, the Company’s ability to obtain sufficient financing to maintain the Company’s planned operations, or the Company’s risk of bankruptcy;

•	the adequacy of the Company’s patents and proprietary rights;

•	the impact of litigation that has been brought against the Company; and

•	the other risks described under Certain Risks and Uncertainties Related to the Company’s Business, as contained in the Company’s Annual Report on Form 10-K and Quarterly Report on Form 10-Q.
There are a number of factors that could cause actual results and developments to differ materially. For a discussion of those risks and uncertainties, please see the Company’s Annual Report on Form 10-K for 2007 and its most recent quarterly report on Form 10-Q.
SOURCE: Genta Incorporated
CONTACT:
 Genta Investor Relations
info@genta.com

Genta Incorporated
Selected Condensed Consolidated Statement of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2008	2007	2008	2007
Product sales — net	$—	$267	$363	$580
Cost of goods sold	23	22	102	90

Gross margin	(23)	245	261	490
Operating expenses:
Research and development	3,845	1,247	19,991	13,491
Selling, general and administrative	1,918	3,995	10,452	16,865
Settlement of office lease obligation	—	—	3,307	—
Reduction in liability for settlement of litigation	—	(1,640)	(340)	(4,240)

Total operating expenses	5,763	3,602	33,410	26,116
Amortization of deferred financing costs and debt discount	(6,789)	—	(11,229)	—
Fair value — conversion feature liability	40,000	—	(460,000)	—
Fair value — warrant liability	800	—	(2,000)	—
All other income/(expense), net	(631)	139	(1,435)	836

Income/(loss) before income taxes	27,594	(3,218)	(507,813)	(24,790)
Income tax benefit	1,975	1,470	1,975	1,470

Net income/(loss)	$29,569	$(1,748)	$(505,838)	$(23,320)

Net income/(loss) per basic common share	$0.26	$(0.06)	$(9.10)	$(0.79)

Net income/(loss) per diluted common share	$0.02	$(0.06)	$(9.10)	$(0.79)

Shares used in computing net income/(loss)
per basic common share	114,599	30,621	55,576	29,621

per diluted common share	1,670,074	30,621	55,576	29,621

Selected Condensed Consolidated Balance Sheet Data

	December 31
	2008	December 31
	Unaudited	2007
Cash, cash equivalents and marketable securities	$4,908	$7,813
Working (deficit)/capital	(5,220)	877
Total assets	12,693	29,293
Total stockholders’ (deficit)/equity	(4,864)	2,931